UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 30, 2007 (August 27, 2007)
DURA AUTOMOTIVE SYSTEMS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	000-21139 (Commission File Number)	38-3185711 (IRS Employer Identification No.)
2791 Research Drive, Rochester Hills, Michigan 48309
(Address of Principal Executive Offices, including Zip Code)
(248) 299-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On August 27, 2007, Atwood Mobile Products, Inc. (“Seller”), a wholly-owned subsidiary of Dura Automotive Systems, Inc. (the “Company”), completed a sale of substantially all of Seller’s assets, which consist of the Company’s mobile products division, for an aggregate cash consideration of $160,200,000 million, subject to a post-closing purchase price adjustment. The transaction was entered into pursuant to an asset purchase agreement dated July 3, 2007, with Atwood Mobile Products LLC. A copy of the purchase agreement was filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 10, 2007.
     On August 15, 2007, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) had entered an order (“Sale Order”) approving the asset purchase agreement, which was the result of a competitive bidding process conducted by the Company and Seller under the supervision of the Bankruptcy Court.
     Under the sale transaction, Buyer acquired substantially all the operating assets, intellectual property and customer contracts of the Seller for $160,200,000, subject to adjustment, in cash and assumption of certain liabilities in exchange for the purchase of the assets, free and clear of liens, claims, and other interests as approved by the Bankruptcy Court as set forth in the Sale Order. In accordance with the Sale Order, the Company used a substantial portion of the sale proceeds to pay down outstanding indebtedness under its debtor-in-possession credit facilities.
Item 9.01. Financial Statements and Exhibits.
(a) Not applicable
(b) The Registrant will amend this Current Report on Form 8-K to include the required financial statements and pro forma financial information as soon as possible following the closing of the acquisition on August 27, 2007, and the filings of the first quarter’s and the second quarter’s quarterly reports for the year ending December 31, 2007, with the Secutities and Exchange Commission.
(c) Not applicable
(d) Not applicable

SIGNATURES
     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned.

Dura Automotive Systems, Inc.

/s/ David L. Harbert

Date: August 30, 2007	By:	David L. Harbert
	Its:	Vice President Chief Financial Officer

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